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                                  EXHIBIT 99.1

          PRESS RELEASE OF ATRIUM CORPORATION DATED AUGUST 10, 1998


Contact:         Roy Winnick or Mark Semer
                 Kekst and Company
                 (212) 521-4842 or 4802


                   ATRIUM CORPORATION AGREES TO MERGE WITH
            WING INDUSTRIES IN TRANSACTION VALUED AT $225 MILLION


DALLAS, August 10, 1998 - Atrium Corporation, a leading manufacturer and distributor of residential windows and doors, today announced that it has agreed to merge with Wing Industries, Inc., a leading manufacturer of interior door products, in a transaction that values Atrium at approximately $225 million.

Under the terms of the agreement, Hicks, Muse, Tate & Furst Incorporated, Atrium's controlling shareholder since 1996, will sell its 80% stake in Atrium to Wing Industries. Members of Atrium's and Wing's management will hold an equity stake in the combined company, which will be controlled by Ardshiel Inc., a New York-based investment firm, and G.E. Investments, a wholly owned investment management subsidiary of General Electric Company.

The combined company will be a national, full-service provider of door and window products, and will benefit from broad distribution channels, including established relationships with independent distributors and nationally recognized home centers. Randall Fojtasek, President and Chief Executive Officer of Atrium, will hold the same positions with the combined company.

Mr. Fojtasek said: "Atrium and Wing Industries are an ideal strategic fit, with complementary product lines and distribution channels, and with virtually no geographic overlap. The combined enterprise will be exceptionally well positioned to serve our customers' needs, to build brand equity and to achieve our growth objectives. We thank Hicks Muse for the support they provided during our two-year affiliation and we look forward to working with the people at Wing Industries to build long-term value for the combined company's customers, employees and shareholders."

John R. Muse, Chief Operating Officer of Hicks Muse, said: "The combination of Atrium and Wing Industries is complementary for both companies, and an attractive opportunity for Hicks Muse to realize the value of its investment in Atrium. Randall Fojtasek and his management team have done a great job of creating significant value over the past two years and we wish them well in the new combined entity."

Completion of the transaction, which is expected to occur in approximately 60 days, is subject to certain closing conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Act.
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Salomon Smith Barney and CIBC Oppenheimer advised Atrium with respect to this transaction.

Since its formation in 1989, Hicks, Muse, Tate & Furst Incorporated has completed or currently has pending more than 200 transactions with a total capital value in excess of $29 billion. Headquartered in Dallas, the firm also has offices in New York, St. Louis, Mexico City and Buenos Aires.

Wing Industries manufactures and distributes a full range of interior solid wood and hollow core bifold and passage doors, and also distributes exterior doors and columns. Wing offers the broadest product line of interior wood doors in the industry and is the leading provider of interior doors to the home center industry in the United States. Headquartered in Greenville, Texas, the company has operations in Mt. Pleasant, Texas; Chicago, Illinois; Allentown, Pennsylvania; Melville, New York; and Cleveland, Ohio. The company is currently opening a facility in Charlotte, North Carolina.

Atrium Corporation manufactures aluminum, vinyl and wood windows and doors, which it sells under the highly recognized "Atrium" and "H-R" brand names. Atrium is one of the two largest aluminum window manufacturers in its primary markets, which include the fast-growing southern, southeastern and southwestern regions of the United States. Headquartered in Dallas, the company also has operations in Houston; Phoenix; Las Vegas; Portland, Oregon; Anaheim, California; Union City, California; Clinton, Massachusetts; and Bridgeport, Connecticut.